SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Texas Community Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 18, 2024

Dear Fellow Stockholder:

This is my first annual meeting as President and CEO, and I am thrilled with the forward momentum we are making as we navigate through a time of change. With uncertainty continuing in the markets regarding interest rates, we are strategically taking steps to prepare us for an increase, decrease, or pause in rates. We have analyzed our assets and reviewed our processes as we align with our goal of increasing shareholder value. Our asset quality remains strong and we are taking a fresh look at our balance sheet and taking advantage of opportunities to reshape and strengthen some areas to respond proactively to the current economic environment. Our 2024 goals continue to put serving our communities well and increasing shareholder value at the top of the list.

The Board of Directors, Senior Management Team, and all our staff invite you to join us at our 3rd annual meeting of stockholders. The meeting will be held at the main office of Broadstreet Bank, SSB, located at 215 West Broad Street, Mineola, Texas, at 10:00 a.m., local time, on Tuesday, May 21, 2024. The notice of annual meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.

It is important that your shares are represented at this meeting, regardless of the number of shares you own. To ensure your shares are represented, we urge you to vote promptly by completing and mailing the enclosed proxy card or by voting via the Internet. Internet voting instructions appear on the enclosed proxy card.

Sincerely,

Jason Sobel

President and Chief Executive Officer

TEXAS COMMUNITY BANCSHARES, INC.

215 West Broad Street

Mineola, Texas 75773

(903) 569-2602

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Tuesday, May 21, 2024
10:00 a.m., local time

PLACE	Broadstreet Bank, SSB Main Office
215 West Broad Street
Mineola, Texas

ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years;

(2) To ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2024; and

(3) To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting. (Note: The Board of Directors is not aware of any other business to come before the meeting.)

RECORD DATE	To be eligible to vote, you must have been a stockholder as of the close of business on March 28, 2024.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet or by mail by completing the accompanying proxy card and returning it in the enclosed self-addressed envelope. Voting instructions are printed on the proxy card. You may revoke a proxy at any time before its exercise at the meeting by following the instructions in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Sheree A. Mize
Corporate Secretary

Mineola, Texas

April 18, 2024

TEXAS COMMUNITY BANCSHARES, INC.

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (formerly named Mineola Community Bank, S.S.B.). In this proxy statement, we may also refer to Texas Community Bancshares, Inc. as “Texas Community Bancshares,” the “Company,” “we,” “our” or “us” and to Broadstreet Bank, SSB as “Broadstreet Bank” or the “Bank.”

We are providing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors for the 2024 annual meeting of stockholders and for any adjournment or postponement of the annual meeting. We will hold the annual meeting at Broadstreet Bank’s main office, located at 215 West Broad Street, Mineola, Texas, on Tuesday, May 21, 2024, at 10:00 a.m., local time.

We intend to mail this proxy statement and a proxy card to stockholders of record beginning on or about April 18, 2024.

Important Notice Regarding the Availability of Proxy Materials

for the STOCKholder Meeting to Be Held on MAY 21, 2024

This proxy statement is available at https://annualgeneralmeetings.com/tcbs2024. Also available at this website address is our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2023.

INFORMATION ABOUT VOTING

Who May Vote at the Meeting

You are entitled to vote your shares of Texas Community Bancshares common stock if our records show that you held your shares as of the close of business on March 28, 2024. As of the close of business on that date, a total of 3,187,881 shares of common stock were outstanding and entitled to be voted. Each share of common stock has one vote.

Our Articles of Incorporation provide that record holders of or common stock who beneficially own, either directly or indirectly, more than 10% of our outstanding shares of common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit.

Ownership of Shares

You may own your shares of common stock of Texas Community Bancshares in one or more of the following ways:

•	Directly in your name as stockholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name;”

•	Indirectly through the Broadstreet Bank, SSB Employee Stock Ownership Plan (the “ESOP”); or

•	Indirectly through the Broadstreet Bank, SSB 401(k) Profit Sharing Plan (the “401(k) Plan”).

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us to vote at the annual meeting or you may vote in person at the annual meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Refer to the instruction form provided by your broker, bank or other holder of record that accompanies your proxy materials. If you want to vote your shares of common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other holder who is the record holder of your shares.

If you own shares of common stock indirectly through the ESOP, see “Participants in the ESOP” below.

Attending the Meeting

Stockholders are invited to attend the annual meeting. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.

Quorum and Vote Required

Quorum. We will have a quorum and be able to conduct the business of the annual meeting if a majority of the outstanding shares of Texas Community Bancshares common stock entitled to vote, represented in person or by proxy, are present at the meeting.

Votes Required for Proposals. In voting on the election of directors (Item 1), you may vote in favor of the nominees or withhold your vote as to the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is three.

In voting on the ratification of the appointment of the independent registered public accounting firm (Item 2), you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote is required to approve this proposal.

Effect of Not Casting Your Vote

If you hold your shares in street name through a broker, bank or other nominee of record, it is critical that you cast your vote if you want it to count in the election of directors (Item 1). Your broker, bank or other holder of record does not have discretion to vote your uninstructed shares with respect to this matter. Therefore, if you hold your shares in street name and you do not instruct your broker or other holder of record on how to vote on Item 1, no votes will be cast on your behalf. These are referred to as “broker non-votes.” Your broker, bank or other holder of record, however, does have discretion to vote any uninstructed shares on the ratification of the appointment of the independent registered public accounting firm (Item 2). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

How We Count the Votes

If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In counting votes for the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm, we will not count abstentions and broker non-votes as votes cast. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on the proposal.

Voting by Proxy

We are sending you this proxy statement to request that you allow your shares of Texas Community Bancshares common stock to be represented at the annual meeting by the designated proxies named by the Board of Directors. All shares of common stock represented at the annual meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors unanimously recommends a vote:

•	“FOR” the election of all nominees for director; and

•	“FOR” the ratification of the appointment of FORVIS, LLP to serve as the independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment as to how to vote your shares. This would include a motion to adjourn or postpone the annual meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the annual meeting.

Instead of voting by completing and mailing a proxy card, registered stockholders can vote their shares of Texas Community Bancshares common stock via the Internet. The Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet voting appear on the enclosed proxy card. The deadline for voting by Internet is 11:59 p.m., Central Time, on May 20, 2024.

Revoking Your Proxy

Whether you vote by mail or via the Internet, if you are a registered stockholder, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary;

•	submitting a properly signed proxy card with a later date;

•	voting via the Internet at a later time (if initially able to vote in that manner) so long as such vote is received by the applicable time and date set forth above for registered stockholders; or

•	voting in person at the annual meeting (Note: Attendance at the annual meeting will not, in itself, constitute revocation of your proxy).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from you bank, broker, trustee or nominee to change those instructions.

Participants in the ESOP

If you participate in the ESOP, you will receive a voting instruction card that reflects all shares that you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. The deadline for returning your voting instruction card is May 14, 2024.

CORPORATE GOVERNANCE

General

Texas Community Bancshares periodically reviews its corporate governance policies and procedures to ensure that it meets the highest standards of ethical conduct, reports results with accuracy and transparency and fully complies with the laws, rules and regulations that govern its operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Texas Community Bancshares.

Director Independence

The Board of Directors currently consists of 14 members. Because our common stock is listed on the Nasdaq Stock Market, we refer to the definition of “independent director” contained in the listing standards of the Nasdaq Stock Market when determining the independence of our directors. The Board of Directors has determined that each of our directors is “independent” as defined in the listing standards of the Nasdaq Stock Market except for Jason Sobel, Sheree A. Mize and Anthony R. Scavuzzo. Mr. Sobel and Ms. Mize are not considered independent because they are employed by us. Mr. Scavuzzo is not considered independent because he is the son-in-law of James H. Herlocker, III who served as an executive officer of the Company during the past three years. Mr. Herlocker retired as Chairman, President and Chief Executive Officer in November 2023. In determining the independence of our directors, the board of directors considered relationships between Broadstreet Bank and our directors that are not required to be reported under “Other Information Relating to Directors and Executive Officers – Transactions With Certain Related Persons,” above, consisting of loans and deposit accounts that our directors maintain at Broadstreet Bank.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has determined that the separation of the offices of Chairman of the Board and of President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these offices allows the President and Chief Executive Officer to better focus on his growing responsibilities of managing the daily operations of the Company and Broadstreet Bank, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Glen Thurman serves as the Chairman of the Board, and he is considered independent under the listing standards of the Nasdaq Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face several risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks Texas Community Bancshares faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Senior management also attends Board meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters.

Committees of the Board of Directors

The following table identifies our standing committees and their members. The members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are considered independent according to the relevant listing standards of the Nasdaq Stock Market. The charter of each committee is available in the Investors section of the Bank’s website (www.broadstreet.bank).

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Demethrius T. Boyd			X
Clifton D. Bradshaw	X
James B. Harder	Chair		X
Kerry A. Kindle	X
Sheree A. Mize
Mark A. Pickens	X
Jerry Presswood	X
Kerry Nan Saucier		X
Anthony R. Scavuzzo
Johnny Sherrill		X	X
Robert L. Smith, III		Chair	X
Jason Sobel
Bryan Summerville		X
Glen Thurman		X	Chair
Number of Meetings in Fiscal Year 2023	5	4	1

Audit Committee. The Audit Committee is established according to the requirements of the Securities Exchange Act of 1934, as amended. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that Mark A. Pickens is an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee approves the compensation objectives for Texas Community Bancshares and the Bank, establishes the compensation for Texas Community Bancshares’s and the Bank’s senior management and conducts the performance review of the President and Chief Executive Officer. The Compensation Committee reviews all components of compensation, including salaries, cash incentive plans, long-term incentive plans and various employee benefit matters. The Committee also assists the Board of Directors in evaluating potential candidates for executive positions.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board of Directors in: (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board; (ii) recommending to the Board the director nominees for the next annual meeting; (iii) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; (iv) leading the Board in its annual review of the Board’s performance; and (v) recommending director nominees for each committee.

Minimum Qualifications for Director Nominees. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in our Bylaws, which include a requirement that the candidate had not been subject to certain criminal or regulatory actions and a residency requirement. A candidate also must meet any qualification requirements set forth in any Board of Directors or committee governing documents.

If a candidate is deemed eligible for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	contributions to the range of talent, skill and expertise of the Board of Directors;

•	financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;

•	familiarity with our market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

•	personal and professional integrity, honesty and reputation;

•	the ability to represent the best interests of our stockholders and the best interests of Texas Community Bancshares;

•	the ability to devote sufficient time and energy to the performance of his or her duties; and

•	independence, as that term is defined under applicable Securities and Exchange Commission and stock exchange listing criteria.

The Nominating and Corporate Governance Committee will also consider any other factors it deems relevant, including diversity, competition, size of the Board of Directors and regulatory disclosure obligations.

When nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s attendance and performance at Board meetings and at meetings of committees on which he serves; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities the Bank serves. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders according to the policy and procedures set forth below. The Nominating and Corporate Governance Committee has not used an independent search firm to identify nominees.

In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the criteria set forth above. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Director Candidates Recommended by Stockholders. The policy of the Nominating and Corporate Governance Committee is to consider director candidates recommended by stockholders who appear to be qualified to serve on the Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at our main office address:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	The name and address of the stockholder as they appear on Texas Community Bancshares’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;

•	The class or series and number of shares of Texas Community Bancshares capital stock that are owned beneficially or of record by such stockholder and such beneficial owner;

•	A description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the stockholder’s notice;

•	The name, age, personal and business address of the candidate, the principal occupation or employment of the candidate;

•	The candidate’s written consent to serve as a director;

•	A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on the Board of Directors; and

•	Such other information regarding the candidate or the stockholder as would be required to be included in Texas Community Bancshares’s proxy statement pursuant to Regulation 14A of the Securities and Exchange Commission.

For a director candidate to be considered for nomination at Texas Community Bancshares’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date on which Texas Community Bancshares’s proxy statement for the previous year’s annual meeting was released to stockholders, advanced by one year.

Board and Committee Meetings

The business of Texas Community Bancshares and Broadstreet Bank is conducted through meetings and activities of their respective Boards of Directors and committees. During the fiscal year ended December 31, 2023, the Board of Directors of Texas Community Bancshares held 19 meetings and the Board of Directors of Broadstreet Bank held 23 meetings. No director attended fewer than 75% of the total meetings of the Boards of Directors and of the committees on which they served.

Director Attendance at Annual Meeting

The Board of Directors encourages each director to attend the annual meeting of stockholders. All of the directors then serving attended last year’s annual meeting of stockholders.

Codes of Ethics

We have adopted a Code of Ethics for Senior Officers and a Code of Business Conduct and Ethics. Both are designed to ensure that our directors and employees meet the highest standards of ethical conduct. The Code of Ethics for Senior Officers, which applies to our principal executive officer and principal financial officer, addresses conflicts of interest, the treatment of confidential information, and compliance with applicable laws, rules and regulations. The Code of Business Conduct and Ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, both codes are designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The Code of Ethics for Senior Officers and the Code of Business Conduct and Ethics are available in the Investors section of the Bank’s website (www.broadstreet.bank).

Anti-Hedging Policy

Texas Community Bancshares has adopted a policy that prohibits directors, officers and employees of the Company or any of its subsidiaries, and their related persons, from purchasing or selling, or offering to purchase or offering to sell, derivative securities relating to the Company’s common stock, whether or not issued by the Company, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock.

Report of the Audit Committee

Texas Community Bancshares’s management is responsible for Texas Community Bancshares’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees Texas Community Bancshares’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Texas Community Bancshares’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and with the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees, which include the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from Texas Community Bancshares and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Texas Community Bancshares’s internal control over financial reporting and the overall quality of its financial reporting process.

In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of Texas Community Bancshares’s financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Texas Community Bancshares’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the independent registered public accounting firm is in fact “independent.”

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in Texas Community Bancshares’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to stockholder ratification, FORVIS, LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2024.

Audit Committee of the Board of Directors

of

Texas Community Banschares, Inc.

James B. Harder (Chair)

Clifton D. Bradshaw

Kerry A. Kindle

Mark A. Pickens

Jerry Presswood

Directors’ Compensation

The following table provides the compensation received by the individuals who served as our directors during the fiscal year ended December 31, 2023, other than Mr. Sobel and James H. Herlocker, III whose compensation, including as a director, is disclosed later in the proxy statement under “Executive Compensation.” The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director. Each individual who serves as a director of Texas Community Bancshares also serves as a director of Broadstreet Bank. All fees disclosed in the table below were paid by Broadstreet Bank. No separate fees were paid by Texas Community Bancshares.

	Fees Earned or Paid in Cash	Stock Awards		Stock Option Awards		Nonequity Incentive Plan Compensation		All Other Compensation		Total
Demethrius T. Boyd	$24,000	$—		—		$—		$—		$24,000
Clifton D. Bradshaw	24,000	—		—		—		—		24,000
James B. Harder	24,000	—		—		—		—		24,000
Kerry A Kindle	24,000	—		—		—		—		24,000
Sheree A. Mize	24,000	102,090	(1)	100,008	(2)	22,754	(3)	241,250	(4)	490,102
Mark A. Pickens	24,000	—		—		—		—		24,000
Jerry Presswood	24,000	—		—		—		—		24,000
Kerry Nan Saucier	24,000	—		—		—		—		24,000
Anthony Scavuzzo	24,000	—		—		—		—		24,000
Johnny Sherrill	24,000	—		—		—		—		24,000
Robert L. Smith, III	24,000	—		—		—		—		24,000
Bryan Summerville	24,000	—		—		—		—		24,000
Glen Thurman	24,000	—		—		—		—		24,000

(1)	Reflects the aggregate grant date fair value for restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 – Share Based Payment, based on the closing price of Texas Community Bancshares’s common stock on the grant date ($15.67 per share on February 28, 2023). Restricted stock awards vest in five approximately equal installments, with the first vesting occurring on February 28, 2023. As of December 31, 2023, Ms. Mize had an outstanding stock award for 6,515 shares.
(2)	Reflects the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718, using the binomial option pricing model to estimate the fair value of stock option awards. Stock option awards vest in five approximately equal installments, with the first vesting occurring on February 28, 2024. The actual realized value of the stock options, if any, will depend on the extent to which the market value of Texas Community Bancshares’ common stock exceeds the exercise price of the stock options on the exercise date. Accordingly, there is no assurance that the actual realized value will be at or near the estimated value reflected in the table. As of December 31, 2022, Ms. Mize had an outstanding option award for 16,288 shares.
(3)	Represents incentive compensation paid to Ms. Mize based on the net income of Broadstreet Bank and her tenure as an employee of the Bank.
(4)	Ms. Mize also serves as an employee of Broadstreet Bank in the capacity as Corporate Secretary. This amount represents $119,760 paid as salary, $7,085 received as matching contributions under the 401(k) Plan, $98,655 contributed on her behalf to the Deferred Incentive Compensation Plan, $192 attributable to the taxable value of life insurance provided to her by Broadstreet Bank and $15,558 attributable to her ESOP allocation.

Employment Agreement with Ms. Mize. Broadstreet Bank has entered into an employment agreement with Ms. Mize. The employment agreement has a term of one year. The term of the employment agreement will extend automatically for one additional year on each anniversary of the effective date of the agreement (that is, March 1st), so that the remaining term is again one year, unless either Broadstreet Bank or Ms. Mize give notice to the other party of non-renewal. At least 30 days before each anniversary date of the employment agreement, the disinterested members of the board of directors of Broadstreet Bank will conduct a comprehensive evaluation and review of Ms. Mize’s performance for purposes of determining whether to take action to stop the renewal of the employment agreement. Notwithstanding the foregoing, in the event Texas Community Bancshares or Broadstreet Bank enters a transaction that would constitute a change in control, as defined under the employment agreement, the term of the agreement would automatically extend so that it would expire no less than two years following the effective date of the change in control.

The employment agreement specifies the base salary of Ms. Mize, which currently is $95,760. The Board of Directors of Broadstreet Bank or the Compensation Committee may increase, but not decrease, Ms. Mize’s base salary. In addition to base salary, the employment agreement provides that Ms. Mize will participate in any bonus plan or arrangement of Broadstreet Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. Ms. Mize is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Broadstreet Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of her duties with Broadstreet Bank.

Broadstreet Bank may terminate Ms. Mize’s employment, or Ms. Mize may resign from her employment, at any time with or without good reason. Under the employment agreement, in the event Broadstreet Bank terminates her employment without cause or she voluntarily resigns for “good reason” (i.e., a “qualifying termination event”), Broadstreet Bank will pay her a severance payment equal to one time the sum of (i) her base salary and (ii) her highest annual cash bonus earned during the previous three prior calendar years. In addition, Ms. Mize will be reimbursed for her monthly COBRA premium payments for up to 12 months.

If a qualifying termination event occurs at or within two years following a change in control of Texas Community Bancshares or Broadstreet Bank, Ms. Mize would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to one time the sum of (i) her base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned by her for the year in which the change in control occurs or any of the three prior calendar years. In addition, Ms. Mize will be reimbursed for her monthly COBRA premium payments for up to 12 months.

The employment agreement terminates upon Ms. Mize’s death or disability. Upon termination of employment (other than a termination in connection with a change in control), Ms. Mize will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in her employment agreement.

Compensation Agreement with Mr. Smith. Broadstreet Bank entered into a Compensation Agreement with Mr. Smith on January 1, 1996. Under the Compensation Agreement, since Mr. Smith has served more than 10 years on the board of directors, Broadstreet Bank has agreed to pay Mr. Smith a total of $270,000 at the rate of $1,500 per month for a period of 180 months. The cost of the plan has been shared between Mr. Smith and Broadstreet Bank. If Mr. Smith dies before receiving all payments under the agreement, Broadstreet Bank will continue to make the monthly payments to his beneficiary until all payments have been made under the agreement.

Stock Ownership

The following table provides information as of March 28, 2024, about the beneficial owners known to Texas Community Bancshares that own more than 5% of our outstanding common stock. A person may be considered to beneficially own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (2)
Broadstreet Bank, SSB Employee Stock Ownership Plan 215 West Broad Street Mineola, TX 75773	260,285	(1)	8.2%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2024.
(2)	Based on 3,187,881 shares outstanding as of March 28, 2024.

The following table provides information, as of March 28, 2023, about the shares of common stock beneficially owned by each nominee for director, by each director continuing in office, by each executive officer, and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his or her shares.

	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Director Nominees and Directors Continuing in Office:
Demethrius T. Boyd	4,157		*
Clifton D. Bradshaw	28,957	(2)	*
James B. Harder	5,757	(3)	*
Kerry A. Kindle	53,257	(4)	1.7
Sheree A. Mize	44,014	(5)	1.4
Mark A. Pickens	28,257		*
Jerry Presswood	5,757		*
Kerry Nan Saucier	8,257		*
Anthony R. Scavuzzo	61,257		1.9
Johnny Sherrill	53,257		1.7
Robert L. Smith, III	30,757		*
Jason Sobel	28,907	(13)	—
Bryan Summerville	48,257		1.5
Glen Thurman	58,257	(6)	1.8

Executive Officers Who Are Not Directors:
Terri Baucum	21,706	(7)	*
Haskell Strange	17,879	(8)	*
Julie Sharff	67,992	(9)	2.1
Brittany Bessonett	5,177	(10)	*
Kraig Yarbrough	30,254	(11)	*
Sofia Gurrusquieta	6,796	(12)	*
All directors and executive officers as a group (20 persons)	608,909		19.1%

*	Less than 1%.
(1)	Based on 3,187,881 shares outstanding as of March 28, 2024.
(2)	Includes 700 shares held by Mr. Bradshaw’s spouse and 3,257 shares awarded under the 2022 Equity Incentive Plan.
(3)	Includes 2,500 shares held in an IRA and 3,257 shares awarded under the 2022 Equity Incentive Plan.
(4)	Includes 25,000 shares held by a corporation of which Mr. Kindle is a controlling person and 3,257 shares awarded under the 2022 Equity Incentive Plan.
(5)	Includes 25,000 shares held in the 40(k) Plan and 2,499 allocated shares held in the ESOP and 6,515 shares awarded under the 2022 Equity Incentive Plan.
(6)	Includes 1,200 shares held in an IRA, 25,000 shares held by Mr. Thurman’s spouse, and 1,200 shares held by spouse in an IRA, 2,100 in a trust and 3,257 shares awarded under the 2022 Equity Incentive Plan.
(7)	Includes 7,000 shares held in the 401(k) plan and 1,933 allocated shares held in the ESOP and 9,773 shares awarded under the 2022 Equity Incentive Plan.
(8)	Includes 6,000 shares held in the 401(k) plan and 2,067 allocated shares held in the ESOP and 9,773 shares awarded under the 2022 Equity Incentive Plan.
(9)	Includes 25,000 shares held in the 401(k) plan, 25,000 shares held by Ms. Sharff’s spouse in an IRA, 2,355 allocated shares held in the ESOP and 15,637 shares awarded under the 2022 Equity Incentive Plan.
(10)	Includes 1,500 shares held in the 401(k) plan, 100 shares held for a child, 971 allocated shares held in the ESOP and 2,606 shares awarded under the 2022 Equity Incentive Plan.
(11)	Includes 5,500 shares held in the 401(k) plan, 16,697 shares held by Mr. Yarborough’s spouse in an IRA, 1,542 allocated shares held in the ESOP and 6,515 shares awarded under the 2022 Equity Incentive Plan.
(12)	Includes 3,150 shares held in the 401(k) plan, 1,040 allocated shares held in the ESOP and 2,606 shares awarded under the 2022 Equity Incentive Plan.
(13)	Includes 5,452 shares held in an IRA and 23,455 shares awarded under the 2022 Equity Incentive Plan.

BUSINESS Items to be Voted on by STOCKHOLDERs

Item 1 — Election of Directors

Texas Community Bancshares’s Board of Directors consists of 14 members. The Board of Directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election are Demethrius T. Boyd, Johnny Sherrill and Glenn Thurman. Each nominee currently serves as a director of Texas Community Bancshares and the Bank.

Sheree A. Mize and Jerry Presswood, whose terms as directors will expire at the annual meeting, were not nominated to serve as directors. Considering the factors set forth in the Company’s Criteria for Director Nominees, the Nominating/Corporate Committee did not recommend the nomination of Ms. Mize and Mr. Presswood to the Board of Directors. The Board of Directors accepted this recommendation. The Board of Directors has taken action to reduce the size of the Board of Directors to 12 members effective upon the expiration of their terms as directors at the annual meeting.

The Board of Directors intends to vote the proxies solicited by it in favor of the election of all the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors unanimously recommends that you vote “FOR” each nominee for director.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The indicated age for each individual is as of December 31, 2023. The indicated period for service as a director includes service as a director of Broadstreet Bank. Except as noted below, there are no family relationships among the directors.

Director Nominees for Terms Expiring in 2027

Demethrius T. Boyd (age 56) is the Senior Pastor of St. Paul Missionary Church in Mineola, Texas. He has served as a director since 2022.

Mr. Boyd provides us with valuable knowledge, community involvement and leadership skills used in his counseling, ministry and numerous community leadership roles. He is on the Mineola Chamber of Commerce, the Parks and Recreation Board and the Planning and Zoning Committee for the City of Mineola. He had served an advisory director since 2013.

Johnny Sherrill (age 56) retired and sold his interest in Sherrill Construction, a commercial construction business he started in 2005. He is now a consultant for the company. Mr. Sherrill has interests in the storage building industry and home building. He became an advisory director in 2009 before becoming a director of Broadstreet Bank in 2017.

Mr. Sherrill provides us with extensive knowledge of construction and the building business in general. He has a wealth of knowledge through his connections with many people in the construction industry, as well as the retail business market, in the North Texas area.

Glen Thurman (age 64) is the Chairman of the Board of Texas Community Bancshares and Broadstreet Bank. Mr. Thurman is a self-employed residential builder and developer and the owner of Glen Thurman Builder. He has successfully developed several large tracts in Mineola to residential subdivisions. He currently has a home development project that includes plans for over 60 homes, and he is building some of the homes in the project. Mr. Thurman is an entrepreneur. He has served as a director since 2013.

Mr. Thurman provides us with extensive knowledge of the construction and development business. He has wealth of knowledge from a builder’s perspective of the opportunities within our local market. He was appointed an advisory director in 2007 before becoming a director of Broadstreet Bank.

Directors Continuing in Office with Terms Expiring at 2024 Annual Meeting

Sheree A. Mize (age 66) has been employed by Broadstreet bank since 1977 and serves as Corporate Secretary of Texas Community Bancshares and Broadstreet Bank. She joined Broadstreet Bank in 1977 and has held several positions during her tenure, giving her valuable knowledge of bank operations. She has served as a director since 2001.

Mrs. Mize provides us with extensive knowledge of the local community and years of experience in the banking industry.

Jerry Presswood (age 84), now retired, owned a sporting equipment company. His business sold sporting equipment in the state of Texas and contiguous states. He also has experience in home building. He became an advisory director in 2000 and has served as a director since 2007.

Mr. Presswood provides us with extensive knowledge of Broadstreet Bank and its operations. He also brings the knowledge of operating a small business and the understanding of how to make a business successful.

Directors Continuing in Office with Terms Expiring in 2025

Clifton D. Bradshaw (age 63) is a veterinarian and the owner of Lake Country Animal Clinic. Mr. Bradshaw opened his veterinary clinic in Mineola in 1989. He has a degree in Veterinary Medicine from Texas A&M University.

Mr. Bradshaw provides us with extensive knowledge of Broadstreet Bank and its operations. Mr. Bradshaw served as an Advisory Board Member of Broadstreet Bank beginning in 2000 before being appointed as a director in 2007. He also brings extensive knowledge of the agriculture business to the Board of Directors.

Kerry A. Kindle (age 70), a pharmacist and owner of Economy Drug in Grand Saline, Texas, and Crandall Pharmacy in Crandall, Texas. He has served as a director since 2022.

Mr. Kindle provides us with business and financial knowledge as a successful business owner as well as serving in leadership roles on finance committees, economic development boards and other civic organizations. He had served as an advisory director since 2017.

Mark A. Pickens (age 65) served as President and Chief Executive Officer of the First National Bank of Edgewood from 1996 to 2017. In 2017, the First National Bank of Edgewood was sold and the name was changed to Maple Mark Bank. In 2018, Broadstreet Bank acquired the Edgewood branch from Maple Mark Bank and Mr. Pickens began his employment with Broadstreet Bank. He retired as an employee on May 31, 2019. After his retirement, he became a director of Broadstreet Bank. He has served as a director since 2019.

Mr. Pickens’s extensive knowledge of the banking industry and strong leadership skills provide us with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Robert L. Smith, III (age 72) owns and operates Bob Smith Auto Sales, an automobile dealership. He has a long history of community involvement, including serving as a director and/or officer of several community organizations among them the Meredith Foundation, Kiwanis International, Mineola Masonic Lodge, Mineola Economic Development Corporation, Mineola Chamber of Commerce. He has served as a director since 1995.

Mr. Smith provides us with extensive knowledge of Broadstreet Bank and its operations. He understands investing from his tenure with the Meredith Foundation and that experience is beneficial to Broadstreet Bank.

Directors Continuing in Office with Terms Expiring in 2026

James B. Harder (age 80) is a self-employed auto dealer and business consultant. Mr. Harder serves on several community boards and advises local businesses with his business knowledge. He has served as a director since 1983.

As the longest serving director, Mr. Harder provides the Board of Directors with extensive institutional knowledge of Broadstreet Bank.

Jason Sobel (age 46) has served as President and Chief Executive Officer of Texas Community Bancshares since November 2023, having served as President of Broadstreet Bank since March 2023. He attended Southern Illinois University where he earned a Masters Degree in Business Administration while working as a teller to begin his banking career. He then worked for two Fortune 500 companies honing his skills in leadership and management. He later moved on to commercial banking. At Regions Bank he was a Chairman’s Club award recipient for being in the top 10% of 13,000 employees. Most recently, he was a Senior Loan Officer and Regional President of Prosperity Bank working out of Tyler. He is trained in high level leadership and has built successful teams at multiple banks. He has expertise in commercial lending, leadership and management.

Mr. Sobel’s extensive knowledge of the banking industry and strong leadership skills provide us with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Kerry Nan Saucier (age 72), now retired, served as a junior high school principal and was an educator for 39 years. She started with the bank in 2004 as an advisory director and became a director in September 2007. Ms. Saucier has served on numerous civic boards. She has served as a director since 2007.

Ms. Saucier provides us with extensive knowledge and insight of a regulatory environment through her years as a school administrator. She also has extensive knowledge and name recognition with thousands of students from her school tenure. She remains a well-respected and influential community leader.

Anthony R. Scavuzzo (age 42) is a Managing Principal of Castle Creek Capital in San Diego, California, and Dallas, Texas, a private equity firm specializing primarily in the community banking industry. He is a member of, or works closely with, the boards of directors at the following companies with a class of securities registered under Sections 12 or 15(d) of the Securities Exchange Act of 1934: Mid Penn Bancorp (MPB), Pathfinder Bancorp (PBHC), Enterprise Financial Services Corp (EFSC), McGregor Bancshares, First Bancshares of Texas, Central Payments, LLC and Third Coast Bancshares (TCBX). He has served as a director since 2022.

Mr. Scavuzzo provides us with extensive knowledge of banking, investments, and public reporting expectations through his employment with Castle Creek Capital, as well as his many contacts and connections in the banking industry. His unique knowledge, board experience and role as it relates to community banking provides invaluable insight.

Bryan Summerville (age 60) was an Operation Manager with Tyler Pipe Company in Tyler, Texas for 40 years and is now employed at Zurn Elkay Systems. He is also the owner of East Texas Crete, a decorative concrete business and serves on the Lindale City Council. He has served as a director since 2022.

Mr. Summerville provides us with business knowledge and leadership skills through his many years in management with Tyler Pipe and owning a small business as well as his strong involvement in city leadership in a very active, fast-growing community. He had served as an advisory director since 2020.

Executive Officers Who Do Not Serve as Directors

Set forth below is information regarding our executive officers who do not serve as directors of Texas Community Bancshares. They have held their current position for at least the last five years, unless otherwise stated. The age presented is as of December 31, 2023.

Terri Baucum (age 50) has served as Senior Vice President and Chief Lending Officer of Broadstreet Bank since 2012. She supervises the lending activities of Broadstreet Bank including underwriting, compliance and loan administration. She has been employed with Broadstreet Bank since 1999. Ms. Baucum has over 30 years of banking experience, the majority of which has consisted of the various aspects of mortgage lending.

Haskell Strange (age 57) has served as Senior Vice President and Chief Operating Officer of Broadstreet Bank since 2004. He has over 20 years of experience in information technology. He supervises Broadstreet Bank’s operations and information technology, and also assists in deposit compliance, human resources, and marketing.

Julie Sharff, CPA (age 57) serves as Chief Financial Officer of Texas Community Bancshares. She has served as Chief Financial Officer of Broadstreet Bank since 2004 and has been employed by Broadstreet Bank since 1997 in various areas of management. She is responsible for finance and accounting functions, including financial, tax and SEC reporting. Before entering banking, she practiced public accounting.

Brittany Bessonett (age 47) has served as Senior Vice President and Marketing Director of Broadstreet Bank since 2017 when she began her employment with Broadstreet Bank. Before then, she was employed with D&B Auto in the accounting and auto finance area.

Kraig Yarbrough (age 60), has served as Senior Vice President since 2018 when he began his employment with Broadstreet Bank. He is responsible for risk management and interest rate risk management and reporting as well as investment analysis. Before he came to Broadstreet Bank he was self-employed as a registered investment advisor.

Sofia Gurrusquieta (age 30) is the Senior Accounting Officer and serves as the CRA Officer. She previously served as Compliance Officer and BSA Officer of Broadstreet Bank from 2017 to 2022. She has been employed with Broadstreet Bank since 2012. She has a degree in accounting from University of Texas at Tyler and is currently attending Southwestern Graduate School of Banking at SMU.

Item 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

FORVIS, LLP served as our independent registered public accounting firm for the 2023 fiscal year. The Audit Committee of the Board of Directors has appointed FORVIS, LLP to serve as the independent registered public accounting firm for the 2024 fiscal year, subject to ratification by stockholders. A representative of FORVIS, LLP is not expected to be present at the annual meeting.

If the appointment of the independent registered public accounting firm is not ratified by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee of the Board of Directors will consider other independent registered public accounting firms.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of FORVIS, LLP to serve as the independent registered public accounting firm.

Audit Fees. The following table sets forth the fees that FORVIS, LLP billed for the fiscal years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees (1)	$275,172	$185,599
Audit-Related Fees (2)	—	3,780
Tax Fees	—	—
All Other Fees	—	—

(1)	Consists of fees for professional services rendered for the audit of the consolidated financial statements included in the Annual Report on Form 10-K, for the review of financial statements included in the Quarterly Reports on Form 10-Q and for services normally provided by the independent registered public accountant in connection with statutory and regulatory filings or engagements.
(2)	Includes fees for services associated with Securities and Exchange Commission registration statements or other documents filed in connection with securities offerings, including comfort letters, consents and assistance with review of documents filed with the Securities and Exchange Commission.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the independent registered public accounting firm does not provide any non-audit service to us prohibited by law or regulation.

Executive Compensation

Summary Compensation Table

The following information is furnished for the individuals who served as our principal executive officer during the fiscal year ended December 31, 2023, and for our two most highly compensated executive officers (other than the principal executive officers) serving during the year whose total compensation exceeded $100,000 for the year. These individuals are sometimes referred to in this proxy statement as the “named executive officers.”

Name and Principal Position(s)	Year	Salary	Bonus (1)	Stock Awards (2)	Stock Option Awards (3)	All Other Compensation (4)	Total
Jason Sobel	2023	$176,420	$42,642	$—	$—	$111,003	$330,065
President and Chief Executive Officer

James H. Herlocker, III (5)	2023	$241,826	$—	$—	$—	$217,033	$458,859
Former President and Chief Executive Officer	2022	274,000	52,060	—	—	139,974	466,034

Julie Sharff	2023	$162,300	$29,268	$245,032	$240,031	$158,497	$831,180
Chief Financial Officer	2022	159,000	28,620	—	—	73,090	260,710

Haskell Strange	2023	$134,200	$21,504	$153,143	$150,019	$147,767	$604,04
Senior Vice President and Chief Operations Officer	2022	132,000	21,120	—	—	65,085	218,205

(1)	Represents incentive compensation paid to executives based on (i) the net income of Broadstreet Bank and (ii) their tenure with Broadstreet Bank.
(2)	Reflects the aggregate grant date fair value for restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 – Share Based Payment, based on the closing price of Texas Community Bancshares’s common stock on the grant date ($15.67 per share on February 28, 2023). Restricted stock awards vest in five approximately equal installments, with the first vesting occurring on February 28, 2024. As of December 31, 2023, Ms. Sharff had an outstanding stock award for 15,637 shares and Mr. Strange for 9,773 shares..
(3)	Reflects the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718, using the binomial option pricing model to estimate the fair value of stock option awards. Stock option awards vest in five approximately equal installments, with the first vesting occurring on February 28, 2024. The actual realized value of the stock options, if any, will depend on the extent to which the market value of Texas Community Bancshares’ common stock exceeds the exercise price of the stock options on the exercise date. Accordingly, there is no assurance that the actual realized value will be at or near the estimated value reflected in the table. As of December 31, 2023, Ms. Sharff had an outstanding option award for 39,093 shares, Ms. Sharff and Mr. Strange for 24,433 shares.
(4)	For 2023, All Other Compensation consists of the following:

Name	401(k) Employer Matching Contribution	ESOP Allocation	Deferred Compensation Plan (b)	Automobile Allowance
Mr. Sobel	$2,467	$—	$75,620	$9,323
Mr. Herlocker	12,091	17,708	157,497	5,283
Ms. Sharff	9,381	13,058	123,952	—
Mr. Strange	3,960	11,274	120,427	—

Name	Telephone and Social Allowance	Club Dues	Life Insurance Premiums	Director Fees		Total
Mr. Sobel	5,593	$—	$—	$18,000		$111,003
Mr. Herlocker	—	1,045	1,409	22,000		217,033
Ms. Sharff	—	—	106	12,000	(a)	158,497
Mr. Strange	—	—	106	12,000	(a)	147,767

(a)	Ms. Sharff and Mr. Strange were advisory directors of Broadstreet Bank in 2023.
(b)	The deferred compensation plan was terminated on December 31, 2023.
(5)	Mr. Herlocker retired effective November 17, 2023.

Executive Compensation

Employment Agreements. Broadstreet Bank has entered into employment agreements with Ms. Sharff and Mr. Strange. The employment agreements have terms of one year for Ms. Sharff and two years for Mr. Strange. The initial terms of the employment agreements will extend automatically for one additional year on each anniversary of the effective date of the agreement (i.e., each March 1st), so that the remaining term is again either two years or one year, as applicable, unless either Broadstreet Bank or the executive give notice to the other party of non-renewal. At least 30 days before each anniversary date of the employment agreement, the disinterested members of the board of directors of Broadstreet Bank will conduct a comprehensive evaluation and review of the executive’s performance for purposes of determining whether to stop the renewal of the employment agreements. Notwithstanding the foregoing, if Texas Community Bancshares or Broadstreet Bank enters a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than two years following the effective date of the change in control.

The employment agreements specify the base salaries of Ms. Sharff and Mr. Strange, which currently are $179,478 and $153,120, respectively. The Board of Directors of Broadstreet Bank or the Compensation Committee may increase, but not decrease, the executives’ base salaries. In addition to base salary, the agreements provide that the executives will participate in any bonus plan or arrangement of Broadstreet Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. The executives are also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Broadstreet Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his or her duties with Broadstreet Bank. Broadstreet Bank also reimburses Ms. Sharff for annual dues at the local Lions Club.

Broadstreet Bank may terminate the employment of any executive, or the executive may resign from his or her employment, at any time with or without good reason. Under the employment agreement with Mr. Strange, if Broadstreet Bank terminates his employment without cause or he voluntary resigns for “good reason” (i.e., a “qualifying termination event”), Broadstreet Bank will pay him a severance payment equal to the base salary and bonuses (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement. In the case of Ms. Sharff, the severance payment would equal one time the sum of (i) her base salary and (ii) her highest annual cash bonus earned during the three prior calendar years. In addition, each executive will be reimbursed for their monthly COBRA premium payments for up to 18 months in the case of Mr. Strange and 12 months in the case of Ms. Sharff.

If a qualifying termination event occurs at or within two years following a change in control of Texas Community Bancshares or Broadstreet Bank, the executive would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to two times (in the case of Mr. Strange) or one time (in the case of Ms. Sharff) the sum of (i) his or her base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned by the executive for the year in which the change in control occurs or any of the three prior calendar years. In addition, each executive will be reimbursed for their monthly COBRA premium payments for up to 18 months in the case of Mr. Strange and 12 months in the case of Ms. Sharff.

The employment agreements terminate upon the executive’s death or disability. Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his or her employment agreement.

Deferred Incentive Compensation Plan. Broadstreet Bank maintains the Broadstreet Bank Deferred Incentive Compensation Plan (the “Deferred Incentive Plan”) for the benefit of certain employees who have been selected by the Board of Directors to participate in the Deferred Incentive Plan. Each of the named executive officers participates in the Deferred Incentive Plan. Under the Deferred Incentive Plan, within 90 days of the end of each year, Broadstreet Bank makes contributions to the accounts of participants. Interest is credited to participants’ accounts based on the rate of return on equity of Broadstreet Bank. Participants vest in the annual contributions at the rate of 20% per year. Each year, Broadstreet Bank will distribute to each participant 20% of the contributions made on behalf of the participant for each of the five years preceding the year of the distribution. Upon a participant’s separation from service at or after attaining age 65, the participant will receive the full amount of his or her deferral account under the plan. If a participant voluntarily separates from service before attaining age 65 or if the participant’s employment is terminated for cause (as defined in the plan), he or she will forfeit any unpaid benefits. If the participant experiences a disability before attaining age 65, he or she will receive his or her full deferral balance (regardless of any vesting criteria). Upon a change in control, each participant will receive his or her full deferral balance (regardless of any vesting criteria). If a participant dies before a separation from service, his or her beneficiary will receive the participant’s full deferral account balance (without regard to any vesting criteria). In the event the participant dies after he or she has begun to receive payments under the plan, his or her beneficiary will receive the participant’s full deferral account balance (without regard to any vesting criteria). Distributions under the Deferred Incentive Plan are made in a lump sum within 90 days of the event triggering the distribution. Any amounts payable under the Deferred Incentive Plan that would be an excess parachute payment for purposes of Code Section 280G will be reduced to the extent necessary to avoid the amount being treated as an excess parachute payment. The deferred Incentive compensation plan was terminated as of December 31, 2023. All plan balances that had not been previously deferred are expected to be paid out within the first 90 days of 2025.

Split-Dollar Life Insurance. Broadstreet Bank maintains the Broadstreet Bank Split Dollar Life Insurance Plan, in which each of the named executive officers and Ms. Mize participate. Broadstreet Bank purchased life insurance policies on the life of each executive in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon his or her death. The policies are owned by Broadstreet Bank, which paid the premium due on the policies. Under the plan, the beneficiaries of Mss. Mize and Sharff, and Mr. Strange would receive $100,000, or the net death benefit upon the death of the insured (and Broadstreet Bank is entitled to the remaining death benefit) if the executive’s death occurs before a separation from service, or after a separation from service following the executive attaining age 65, or after a separation from service when the sum of the participant’s age and years of service with Broadstreet Bank equals or exceeds 90. If Mr. Herlocker dies after a separation from service or after attaining age 76, the portion of the policy paid to his beneficiary will equal the lesser of (i) $150,000 or (ii) the net death benefit. If his death occurs outside of these parameters, no payment will be made to his beneficiary and the entire death benefit will go to Broadstreet Bank.

401(k) Plan. Broadstreet Bank maintains the Broadstreet Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Broadstreet Bank.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Code, to the extent that amount does not exceed 90% of his or her compensation. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan. In addition to salary deferral contributions, Broadstreet Bank may make discretionary matching contributions and other discretionary employer contributions.

Employee Stock Ownership Plan. Broadstreet Bank maintains the Broadstreet Bank ESOP, a tax-qualified defined contribution plan for eligible employees. The named executive officers are eligible to participate in the ESOP on the same terms as other eligible employees of Broadstreet Bank.

The ESOP trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan used to purchase the shares. The trustee will allocate the shares released among participants based on each participant’s proportional share of compensation relative to all participants. A participant will vest in his or her account balance based on his or her years of service at the rate of 20% per year of service, beginning after one year of service, so that a participant will be fully vested after completing six years of credited service.

Equity Incentive Plan. Texas Community Bancshares has adopted the Texas Community Bancshares, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved by stockholders. The Equity Incentive Plan provides for the granting of incentive and non-statutory stock options to purchase shares of Company common stock and the granting of awards of restricted stock and restricted stock units.

Outstanding Equity Awards at December 31, 2023

The following table provides information as of December 31, 2023 regarding equity awards that are outstanding to each named executive officer.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (2)	Market Value of Shares of Restricted Stock That Have Not Vested (3)
Jason Sobel	—	—	$—	—	—	$—
James H. Herlocker, III (4)	—	—	—	—	—	—
Julie Sharff	—	39,093	15.67	02/28/2033	15,637	220,794
Haskell Strange	—	24,433	15.67	02/28/2033	9,773	137,995

(1)	Stock options vest in five approximately equal installments. The first installment will vest on February 28, 2024.
(2)	Restricted stock awards vest in five approximately equal installments. The first installment will vest on February 28, 2024.
(3)	Based upon the closing stock price of $14.12 per share on December 29, 2023, the last trading day of the year.
(4)	Mr. Herlocker retired effective November 17, 2023.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Texas Community Bancshares’s executive officers and directors, and persons who own more than 10% of any registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of the reports we have received and of written representations provided to us by the individuals required to file the reports, we believe that each executive officer, director and greater than 10% beneficial owner has complied with applicable reporting requirements for transactions in Texas Community Bancshares common stock during the fiscal year ended December 31, 2023.

Transactions with Related Persons

Loans and Extensions of Credit. Federal securities law generally prohibits publicly-traded companies from making loans to their executive officers and directors, but it contains a specific exemption from this prohibition for loans made by federally-insured financial institutions, such as Broadstreet Bank, to their executive officers and directors in compliance with federal banking regulations. Federal banking regulations permit executive officers and directors to receive the same terms that are widely available to other employees so long as the director or executive officer is not given preferential treatment compared to the other participating employees. At December 31, 2023, all loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Broadstreet Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at December 31, 2023, and they were made in compliance with federal banking regulations.

Other Transactions. Neither Texas Community Bancshares nor Broadstreet Bank has entered into any other transactions since January 1, 2023, in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

Submission of STOCKHOLDER Business Proposals and Nominations

Texas Community Bancshares must receive proposals that shareholders seek to include in the proxy statement for its next annual meeting no later than December 19, 2024. If next year’s annual meeting is held on a date that is more than 30 calendar days from May 21, 2025, a shareholder proposal must be received by a reasonable time before we begin to print and mail our proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Under Securities and Exchange Commission Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the annual meeting of stockholders to be held in 2025 must give Texas Community Bancshares notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. If next year’s annual meeting is held on a date that is more than 30 calendar days from May 21, 2025, then notice must be given by the later of 60 calendar days before the date of the annual meeting or the 10th calendar day following the day on which Texas Community Bancshares first makes public announcement of the date of the annual meeting.

In addition to the requirement set forth under Securities and Exchange Commission Rule 14a-19, under the Corporation’s bylaws, for a stockholder to properly bring business before an annual meeting or make nominations for the election of directors, the stockholder must give written notice to our Corporate Secretary at our principal executive office not less than ninety (90) days nor more than one hundred (100) days before the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days before the anniversary of the prior year’s annual meeting of stockholders, such written notice shall be timely only if delivered or mailed to and received by the Corporate Secretary at the principal executive office no earlier than the day on which public disclosure of the date of such annual meeting is first made and not later than the 10th day following the earlier of the day notice of the meeting was mailed to stockholders or such public disclosure was made. Such written notice must also contain the information specified by the Bylaws. A copy of the Bylaws may be obtained by contacting our Corporate Secretary.

STOCKholder Communications

Stockholders who wish to communicate with the Board of Directors or an individual director should do so in writing to Texas Community Bancshares, Inc., 215 West Broad Street, Mineola, Texas 75773. Communications regarding financial or accounting policies may be made in writing to the Chair of the Audit Committee, at the same address. All other communications should be sent in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the same address.

Miscellaneous

Texas Community Bancshares will pay the cost of this proxy solicitation and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to the beneficial owners of Texas Community Bancshares common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without receiving additional compensation.

Texas Community Bancshares’s Annual Report on Form 10-K is included with this proxy statement. Any stockholder who has not received a copy of the Form 10-K may obtain a copy by writing to our Corporate Secretary or by accessing a copy online. See “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2024.” The Form 10-K is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own your shares of Texas Community Bancshares common stock in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Please vote by marking, signing, dating and promptly returning a proxy card or by voting via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Sheree A. Mize
Corporate Secretary

Mineola, Texas

April 18, 2024

TEXAS COMMUNITY BANCSHARES, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2024 THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Clifton D. Bradshaw, Kerry A. Kindle and Mark Pickens, as attorneys and proxies each with full powers of substitution, to represent the undersigned and to vote all shares of common stock of Texas Community Bancshares, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the main office of Broadstreet Bank, SSB, 215 West Broad Street, Mineola, Texas 75773, on Tuesday, May 21, 2024 at 10:00 a.m., Central Standard Time. The above named attorneys and proxies are authorized to cast all votes to which the undersigned is entitled as set forth below: THIS PROXY, IF PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED IT WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES AND “FOR” THE OTHER LISTED PROPOSAL. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Company’s Secretary at the Annual Meeting of the undersigned’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting or by submitting a signed, later-dated proxy prior to a vote being taken on a proposal at the Annual Meeting. The undersigned acknowledgesreceipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and the Proxy Statement for the Annual Meeting, and the Annual Report to Stockholders. Please complete, sign and date this proxy and return it promptly in the enclosed envelope. The Board of Directors unanimously recommends a vote “FOR” the director nominees and “FOR” the other listed proposal. 1. Election of Directors: FOR WITHHOLD 01. Demethrius T. Boyd □ □ 02. Johnny Sherrill □ □ 03. Glen Thurman □ □ 2. To ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2024. □ FOR □ AGAINST □ ABSTAIN Date: Signature of Stockholder Signature of Stockholder NOTE: Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder should sign but the signature of only one holder is required. □ I agree to receive all future communications related to these holdings electronically via the email address provided below. I understand I am able to change this selection at any time in the future. EMAIL ADDRESS: ________________________________________________________________________________ VOTING INSTRUCTIONS ON REVERSE SIDE

Voting Instructions You may vote your proxy in the following ways: Via Internet: Login to https://annualgeneralmeetings.com/tcbs2024/ Enter your control number (12 digit number located below) Via Mail: Pacific Stock Transfer Company c/o Proxy Department 6725 Via Austi Parkway, Suite 300 Las Vegas, Nevada 89119 CONTROL NUMBER You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m., Central Time, on May 20, 2024. Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, dated and returned your proxy card.